Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Actinium Pharmaceuticals, Inc. on Form S-3 (File 333-273911) of our report dated March 31, 2023, with respect to our audits of the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, appearing in the Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

Houston, Texas

February 2, 2024